                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                              Contact: Laurie Doyle
                                       Senior Manager, Corporate Communications
                                       781-575-0775

ORGANOGENESIS INC. ISSUES STATEMENT REGARDING PREVIOUS DAY'S STOCK PRICE DECLINE

CANTON, Mass.--(BUSINESS WIRE)--March 1, 2002--Organogenesis Inc. (AMEX:ORG - news) today issued a statement that the Company knows of no direct cause for yesterday's stock price decline.

Michael Sabolinski, M.D., President and Chief Executive Officer, said, "As previously announced, we are actively in discussions regarding financing through the sale of equity securities in a private placement. Additionally, as reported earlier this week, we have realigned our resources to focus on two core areas - living skin substitutes and bioengineered surgical products. The restructuring has resulted in a 16% workforce reduction and is expected to result in approximately $5 million in cost savings in 2002."

Organogenesis Inc. (www.organogenesis.com) was the first company to have developed and gained FDA approval for a mass-produced product containing living human cells. The Company's lead product, Apligraf(R) living skin substitute, is FDA approved for the treatment of diabetic foot ulcers and venous leg ulcers; Novartis Pharma AG has global Apligraf marketing rights. Organogenesis is also developing a novel family of bioengineered surgical products. Two of these products - FortaPerm(TM) and FortaGen(TM) - are already FDA-cleared for marketing and are being sold by the Company's newly formed sales and marketing team. Additionally, the Company has a broad development and marketing agreement with Biomet, Inc. for orthopedic and periodontal surgery products. The Organogenesis pipeline also includes Vitrix(TM) living dermal replacement, FortaFill(TM) soft tissue augmentation and Revitix(TM) regenerative skin complex. The Company is actively seeking third party funding for several of its long-term research programs, including a coronary vascular graft, a liver assist device and a pancreatic islet cell transplantation program.

This release contains forward-looking statements that are subject to risks and uncertainties, including statements about recent and expected product launches, cost savings and meeting financial goals. Actual results may differ materially from those indicated or suggested by these forward-looking statements as a result of various factors, including, but not limited to: our expectation that we will incur operating losses in the near future; our ability to raise additional funds on acceptable terms, if at all; our reliance on Novartis for marketing of Apligraf and product development funding support; the actions of competitors and the development of competing products; uncertainties related to preclinical and clinical testing and trials; difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts; our ability to successfully transition to full-scale production of Apligraf; our ability to protect our patents and proprietary rights; patent infringement actions; our ability to commercialize some of our products without a marketing partner; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of uncertainties we face, please refer to our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Apligraf(R) is a registered trademark of Novartis.